Exhibit 10.37

SSAR Award

DATE:    [•], 2025

TO:    /$ParticipantName$/

Here are the details for your SSAR grant:

        Number of shares of Dover Common Stock -         /$AwardsGranted$/
    SSAR Base Price Per Share -                 $[•]         Date of Grant -                         [•], 2025
        Expiration Date -                         [•], 2035

Your Stock Settled Appreciation Right (SSAR) Award is subject to all the terms and provisions of the Dover Corporation (“Dover”) 2021 Omnibus Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the Award as if set forth in full herein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.  A copy of the Plan can be found at www.dovercorporation.com, in the Investor Information area, under SEC Filings, in the Proxy Statement filed on March 18, 2021, Appendix A.

In addition, your SSAR Award is subject to the following:

1.     Your SSAR Award will be eligible to vest and become exercisable on the third anniversary of the Grant Date; provided, that you remain employed and in good standing with Dover or one of its Affiliates on such vesting date, except as otherwise provided in the Plan.  No cash payment is required to exercise a SSAR Award.

2.     It is your responsibility to keep track of your SSAR Award and to ensure that you exercise your SSAR Award before it expires.  Dover will not remind or notify you that your SSAR Award is nearing its expiration date.

3.     Your SSAR Award is subject to earlier termination, exercisability and forfeiture provisions as provided in the Plan.

     4.     Upon exercise of your SSAR Award, you will be entitled to receive from Dover that number of whole shares of Common Stock equal in value, on the date of exercise of the SSAR Award, to the excess of (A) the value of a share of Common Stock on the date of exercise of the SSAR Award multiplied by the number of SSARs being exercised over (B) the sum of (i) the per share base price of the SSAR Award being exercised multiplied by the number of SSARs being exercised, plus (ii) unless you elect to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise; provided, however, for any Section 16 Person, (B) above will automatically include any amount of tax that must be withheld in connection with such exercise. Fractional shares shall be settled in any manner determined by the Committee.

5.      As a condition of receiving your SSAR Award, you agree to be bound by the terms and conditions of Dover’s Anti-hedging and Anti-pledging Policy (which is part of Dover’s Securities Trading Policy) and by Dover’s Clawback Policy, as such policies may be in effect from time to time.  The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise.  Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance.  You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy and the Clawback Policy by contacting the Benefits Department at 630-541-1540.

6.     For Non-US Employees, your SSAR Award is subject to the terms and conditions of the Addendum for Non-US Employees attached to your SSAR Award letter.

     7.     Your SSAR Award is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.      Dover reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.